EXHIBIT 3.1


                       CERTIFICATE OF OWNERSHIP AND MERGER

                    Alliance Environmental Technologies Inc.

                                      Into

                               Spacial Corporation

                     (PURSUANT TO SECTION 253 OF THE GENERAL
                          CORPORATION LAW OF DELAWARE)

     Spacial Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware, and was incorporated on October 6, 1998.

          SECOND: That the Corporation owns all of the outstanding shares of the capital stock of Alliance Environmental Technologies Inc., a Delaware corporation.

          THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted as of the 31st day of October, 2001, determined to merge Alliance Environmental Technologies Inc. into itself, and thereby change the name of the Corporation into "Alliance Environment Technologies Inc." and assume all of the rights, benefits, liabilities and obligations of Alliance Environmental Technologies Inc., on the conditions set forth in such resolutions, which resolutions set forth the following words to wit:

               WHEREAS, the Corporation lawfully owns 100% of the outstanding stock of Alliance Environmental Technologies Inc. ("Alliance"), a corporation organized and existing under the laws of the State of Delaware; and

               WHEREAS, Alliance has incurred liabilities on behalf of the Corporation, and has certain business and assets that the Board has deemed would be beneficial to the Corporation to acquire;

               NOW, therefore it is:

               RESOLVED, that it is the intention of the Board to merge Alliance, the Corporation's wholly owned subsidiary, into the Corporation and for the Corporation to assume all of the rights, benefits, liabilities and obligations of Alliance (the "Merger"), and to take all necessary actions


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          necessary to effect such Merger pursuant to Section 253 of the
          Delaware Corporation Law; and be it further

               RESOLVED, that the form, terms and provisions of the Plan and Agreement of Merger (the "Merger Agreement"), between the Corporation and Alliance relating to the Merger of Alliance into the Corporation, with the Corporation as the surviving corporation and resulting in, among other things, the change of the name of the corporation to "Alliance Environmental Technologies Inc." substantially in the form as attached hereto as Exhibit A, be, and the same hereby is, authorized, approved, and adopted in all respects; and be it further

               RESOLVED, that any President, any Vice President, any Secretary and any Chief Executive Officer of the Corporation be, and any of the same hereby is, authorized and directed, in the name and on behalf of the Corporation, to execute, deliver and perform, the Merger Agreement, with such additions or amendments thereto, and such deletions therefrom, as such officer shall, in his sole discretion approve, the execution and delivery thereof to constitute conclusive evidence of the approval therefore; and be it further

               RESOLVED, that the forms, terms and provisions of the Certificate of Merger relating to the Merger (the "Certificate of Merger") to be filed in the state of Delaware, substantially in the form as attached hereto as Exhibit B, be, and the same hereby is, authorized and approved in all respects; and be it further

               RESOLVED, that the proper officers of the Corporation are, and each of them hereby is authorized and directed in the name of and on behalf of the Corporation, to execute and file with the Secretary of State of Delaware, the Certificate of Merger, with such additions thereto or deletions therefrom as such officer(s) shall, in their sole discretion approve, the execution and filing thereof to constitute conclusive evidence of the approval therefore; and be it further

               RESOLVED, that in connection with the Merger of Alliance, the Corporation's wholly owned subsidiary, into the Corporation, the Corporation shall change its name from "Spacial Corporation" to "Alliance Environmental Technologies Inc.", pursuant to Section 253(b) of the Delaware Corporation Law; and be it further

               RESOLVED, that all actions heretofore taken by the Board of Directors or any appropriate officer or officers of the Corporation in furtherance of the above actions, be, and the same hereby is, ratified, confirmed and approved in all respects.


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               RESOLVED, that the officers of the Corporation be, and each one of them hereby is authorized, empowered and directed for, in the name and on behalf of the Corporation, to take any and all actions, to negotiate for, to enter into all agreements, perform all such further acts and things, to execute, file, deliver or record in the name and on behalf of the Corporation and, if requested or required, under the Corporation's corporate seal, all such certificates, agreements, instruments or other documents, and to make all such payments as they in their judgment, or in the judgment of any one or more of them, may deem necessary or advisable in order to carry into effect the purposes and intent of, or consummate the transactions contemplated by the foregoing resolutions, and/or all of the transactions contemplated therein or thereby, the authority therefor to be conclusively evidenced by the taking of such action or the execution and delivery of such documents; and be it further

     IN WITNESS WHEREOF, Spacial Corporation has caused its corporate seal to be affixed and this certificate to be signed by the below authorized officer, this 31st day of October, 2001.

                                         Spacial Corporation

                                         By: /s/ James J. Solano Sr.
                                             ------------------------------
                                             James J. Solano, Sr.
                                             President



Attest:

/s/ Norman A. Ponder
------------------------------